Exhibit 99.1

For Immediate Release

Ignite Restaurant Group Reports First Quarter 2013 Financial Results

Houston, TX—(BUSINESS WIRE)—May 7, 2013—Ignite Restaurant Group (NASDAQ: IRG) today reported financial results for the first quarter ended April 1, 2013.

Highlights for the 13-week first quarter of 2013 were as follows:

•                  Total revenues were $118.2 million

•                  On a comparable 13-week basis, system-wide comparable restaurant sales for Ignite decreased 1.4%, with Joe’s Crab Shack decreasing 2.0% and Brick House Tavern + Tap increasing 3.9%

•                  Net income and net income per share were $2.2 million and $0.09, respectively

•                  Adjusted net income and adjusted net income per share (which are non-GAAP financial measures) were $2.7 million and $0.11 respectively

•                  Two new Joe’s Crab Shack restaurants opened during the first quarter of 2013

Beginning with the first quarter of fiscal 2013, the Company adjusted its quarterly reporting calendar to four 13-week operating periods. Previously, the first three quarters of the Company’s fiscal year consisted of 12 weeks and the fourth quarter consisted of 16 weeks. As a result, financial results for the 13-week quarter ended April 1, 2013 may not be directly comparable to those of the corresponding 12-week quarter ended March 26, 2012.  However, we are able to recast revenues for the first quarter of 2012 on a 13-week basis.

“While our first quarter results reflect the economic headwinds that affected the restaurant industry, we are pleased that our new units continue to perform well above the system average”, commented Ray Blanchette, Chief Executive Officer of Ignite Restaurant Group. “We are also pleased with the solid results at Brick House, which is benefitting from the initiatives that we put in place during the last year. The integration of Macaroni Grill continues smoothly and we are moving rapidly on our efforts to improve the brand messaging and increase awareness.”

Review of First Quarter 2013 Operating Results

Total revenues were $118.2 million in the 13-week first quarter of 2013.  Total revenues in the 12-week first quarter of 2012 were $103.4 million. Adjusting 2012 revenues to a comparable 13-week quarterly reporting period, total revenues in the first quarter of 2013 increased approximately $5.1 million, or 4.5%. The increase was driven by new restaurant development partially offset by a decrease in comparable restaurant sales. On a 13-week basis, Ignite’s system-wide comparable restaurant sales decreased 1.4%. Comparable sales at Joe’s Crab Shack decreased 2.0%, while Brick House Tavern + Tap’s comparable sales increased 3.9%.

Net income for the 13-week first quarter of 2013 was $2.2 million, or $0.09 per diluted share. The Company incurred approximately $1.0 million of charges in the first quarter of 2013 related to the acquisition of Romano’s Macaroni Grill, partially offset by a gain on insurance settlements. Excluding the impact of these items, adjusted net income and adjusted net income per diluted share (which are non-GAAP financial measures) were $2.7 million and $0.11, respectively, in the 13-week first quarter of 2013. Net income in the 12-week first quarter of 2012 was $1.9 million, or $0.10 per diluted share. Adjusting for IPO-related costs incurred in the first quarter of 2012 and for the increase in weighted-average shares outstanding as a result of the IPO, adjusted net income and adjusted net income per diluted share in the 12-week first quarter of 2012 was $1.9 million and $0.07, respectively. A reconciliation between GAAP net income and adjusted net income is included in the accompanying financial data.

Development

During the first quarter of 2013, the company opened a new Joe’s Crab Shack restaurant in Savannah, GA and converted a Brick House Tavern + Tap to a Joe’s Crab Shack in Ft. Lauderdale, FL. There were 131 Joe’s Crab Shack restaurants and 15 Brick House Tavern + Tap restaurants in operation at the end of the first quarter. Subsequent to the end of the first quarter, two additional Joe’s Crab Shack restaurants have opened. For the remainder of the fiscal year, we expect to open as many as nine more new restaurants, a vast majority of which will be new Joe’s Crab Shack restaurants, and converting as many as three existing restaurants to either a Joe’s Crab Shack or a Brick House Tavern + Tap.

Subsequent Event

On April 9, 2013, the company announced that it had completed the previously announced acquisition of Romano’s Macaroni Grill for approximately $54 million in an all-cash transaction, subject to final working capital and purchase accounting adjustments. The acquisition includes 186 company-owned and twelve franchised restaurants across 36 states and Puerto Rico, as well as twelve additional franchised units throughout nine foreign countries and was funded through a $50 million upsizing of the Company’s existing credit facility.

Conference Call

We will host a conference call to discuss our first quarter financial results today at 5:00 PM Eastern Standard Time.  Hosting the call will be Ray Blanchette, Chief Executive Officer, and Michael Dixon, President and Chief Financial Officer. The conference call can be accessed live over the phone by dialing 888-801-6507 or for international callers by dialing 913-312-0839. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 5918268. The replay will be available until May 14, 2013. The call will also be webcast live from the Company’s website at www.igniterestaurants.com under the investor relations section.

About Ignite Restaurant Group

Ignite Restaurant Group, Inc. owns and operates 133 Joe’s Crab Shacks,186 Romano’s Macaroni Grills and 15 Brick House Tavern + Taps. Ignite also franchises twelve Romano’s Macaroni Grills in the United States and Puerto Rico and twelve units throughout nine foreign countries. Each brand offers a variety of high-quality, chef-inspired food and beverages in a distinctive, casual, high-energy atmosphere.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Examples of forward-looking statements in this press release include our planned new restaurant openings and conversions for fiscal 2013, our efforts to improve brand messaging and increase awareness in the Romano’s Macaroni Grill concept.

A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements included in this press release, including the risk factors discussed in the

Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission (SEC) (which can be found at the SEC’s website www.sec.gov) and each such risk factor is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Results of Operations

With the change in our fiscal quarters, as noted above, the first quarter of 2013 represents 13 weeks of activity and the first quarter of 2012 represents only 12 weeks of activity.  As such, the two quarters are not comparable. We did not believe it was practicable to recast the prior year quarter to 13 weeks. The only financial information that we were able to recast on a 13-week basis for the first quarter of 2012 was revenues. We are also able to report restaurant operating weeks and change in comparable restaurant sales for the comparable 13-week period of fiscal year 2012. We believe it is impracticable to recast other financial information because we do not have weekly cutoff procedures that would allow us to distribute expenses or cash flows to the appropriate periods in order to report the prior year on a 13-week basis.

The following table presents the consolidated statement of operations for the thirteen weeks ended April 1, 2013 and twelve weeks ended March 26, 2012.

	Thirteen Weeks Ended April 1, 2013		Twelve Weeks Ended March 26, 2012
Consolidated Statements of Operations	(In thousands, except percent and per share data)

Revenues	$118,240	100.0%	$103,430	100.0%
Costs and expenses
Restaurant operating costs and expenses
Cost of sales	36,321	30.7%	32,915	31.8%
Labor expenses	31,907	27.0%	28,047	27.1%
Occupancy expenses	8,554	7.2%	7,532	7.3%
Other operating expenses	21,804	18.4%	18,568	18.0%
General and administrative	10,291	8.7%	6,223	6.0%
Depreciation and amortization	4,813	4.1%	3,949	3.8%
Pre-opening costs	1,091	0.9%	1,528	1.5%
Restaurant impairments and closures	17	0.0%	49	0.0%
Loss on disposal of property and equipment	195	0.2%	89	0.1%
Total costs and expenses	114,993	97.3%	98,900	95.6%
Income from operations	3,247	2.7%	4,530	4.4%
Interest expense, net	(395)	(0.3)%	(1,997)	(1.9)%
Gain on insurance settlements	300	0.3%	—	0.0%
Income before income taxes	3,152	2.7%	2,533	2.4%
Income tax expense	967	0.8%	648	0.6%
Net income	$2,185	1.8%	$1,885	1.8%

Basic and diluted net income per share data:
Net income per share
Basic and diluted	$0.09		$0.10
Weighted average shares outstanding
Basic	25,624		19,178
Diluted	25,630		19,178

Selected Consolidated Balance Sheet Information	April 1, 2013	December 31, 2012
	(In thousands)
Cash and cash equivalents	$7,824	$6,929
Total assets	209,931	201,438
Long term debt	45,000	45,000
Total liabilities	101,314	95,221
Stockholders’ equity	108,617	106,217

	Thirteen Weeks Ended	Twelve Weeks Ended
	April 1, 2013	March 26, 2012

Selected Other Data:
Restaurants opened during the period	2	3
Number of restaurants open (end of period):
Joe’s Crab Shack	131	122
Brick House Tavern + Tap	15	16
Total restaurants	146	138
Restaurant operating weeks(1)
Joe’s Crab Shack	1,677	1,446
Brick House Tavern + Tap	195	192
Average weekly sales (in thousands)
Joe’s Crab Shack	$64	$64
Brick House Tavern + Tap	$60	$55
Change in comparable restaurant sales(2)
Joe’s Crab Shack	(2.0)%	5.4%
Brick House Tavern + Tap	3.9%	2.0%
Total	(1.4)%	5.3%

(1)         On a thirteen week comparable quarter for 2012, restaurant operating weeks would have been 1,569 and 208 for Joe’s Crab Shack and Brick House Tavern + Tap, respectively.

(2)         Comparable restaurant sales for the first quarter of 2013 compares the thirteen weeks ended April 1, 2013 to the comparable thirteen week period of 2012.

Reconciliation of Non-GAAP Results to GAAP Results

The Company provided detailed explanations of these non-GAAP financial measures, including a discussion of the usefulness and purpose of each measure, in its Form 8-K filed with the Securities and Exchange Commission on May 7, 2013.

	Thirteen Weeks Ended	Twelve Weeks Ended
	April 1, 2013	March 26, 2012
	(In thousands, except per share data)
Net income - GAAP	$2,185	$1,885
Adjustments:
Acquisition-related expenses	1,018	—
IPO-related expenses	—	40
Gain on insurance settlements	(300)	—
Income tax effect of adjustments above	(177)	(16)
Adjusted net income - non-GAAP	$2,726	$1,909

Weighted average shares outstanding (GAAP)
Basic	25,624	19,178
Diluted	25,630	19,178
Net income per share (GAAP)
Basic and diluted	$0.09	$0.10
Pro forma weighted average shares outstanding (non-GAAP)
Basic and diluted (1)		25,624
Adjusted pro forma net income per share (non-GAAP)
Basic and diluted(1)		$0.07
Adjusted net income per share (non-GAAP)
Basic and diluted	$0.11

(1) Reflects 6.4 million shares of common stock issued in the IPO as if it occurred at the beginning of fiscal year 2012.